Exhibit 10.27.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT NO. 4

TO

CONSUMER SERVICES OPERATING AGREEMENT

This AMENDMENT NO. 4 (“Amendment”) effective as of [DE-SPAC CLOSING DATE], 2022 (the “Amendment No. 4 Effective Date”) by and among American Express Travel Related Services Company, Inc., a corporation organized under the laws of the State of New York (“Amex”), GBT III B.V., a private company with limited liability organized under the laws of the Netherlands (“GBT III B.V.”) and GBT Travel Services UK Limited, a private limited company organized under the laws of the United Kingdom (“GBT UK”) (each, individually, a “Party” and, together, the “Parties”), amends and supplements that certain Consumer Services Operating Agreement by and among Amex and GBT III B.V., dated as of June 30, 2014 (as amended by this Amendment and as has been or may be further amended from time to time hereinafter, collectively the “Agreement” or “CS Agreement”).

WITNESSETH

WHEREAS, Amex and GBT III B.V. entered into the Agreement, pursuant to which GBT III B.V. has undertaken to, on behalf and for the benefit of Amex, perform certain services, obligations and other responsibilities to enable Amex to continue its operations and performance of its services, obligations and responsibilities under the existing and Future Co-Brand Agreements, subject to the terms hereof;

WHEREAS, in connection with a corporate restructuring, among other things, GBT III B.V. became an indirect wholly owned subsidiary of GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“GBT Jersey”); and

WHEREAS, in connection with the consummation of the business combination and the other transactions contemplated by that certain Business Combination Agreement, dated as of December 2, 2021, by and between GBT Jersey and Apollo Strategic Growth Capital, a Cayman Islands exempted company (“Acquiror”), pursuant to which, among other things, Acquiror will migrate to Delaware and domesticate as GBT Pubco, a direct parent of GBT Jersey and an indirect partent of GBT UK, Amex and GBT III B.V., in accordance with Section 9.02 of the Agreement, desire to amend the Agreement as set forth herein to reflect certain understandings.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.             Assignment and Assumption. Effective as of the Amendment No. 4 Effective Date, (a) GBT III B.V. hereby assigns to GBT UK all of its rights, duties and obligations under the Agreement, and (b) GBT UK hereby assumes all rights and agrees to perform all duties and obligations of GBT III B.V. under the Agreement whether arising or accruing prior to or from and after the Amendment No. 4 Effective Date. Amex hereby consents to the assignment and assumption set forth in this Section 1.

2.	Amendment to Preamble. The preamble to the Agreement is hereby amended and restated as follows:

“THIS CONSUMER SERVICES OPERATING AGREEMENT, dated as of June 30, 2014 (the “Effective Date”), is entered into by and between American Express Travel Related Services Company, Inc., a corporation organized under the laws of the State of New York, on behalf of itself and its Affiliates (“Amex”) and GBT Holdco (as defined below), on behalf of itself and its Affiliates (as defined below) (each a “Party” and collectively the “Parties”). Capitalized terms used in this Agreement have the respective meanings assigned to them in Section 1.01.”

3.	Amendments to Definitions.

(a)	Section 1.01 of the Agreement is hereby amended by deleting each of the corresponding definitions in its entirety and restating it with the following defined terms:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, including its Subsidiaries; provided, however, that, for purposes of this Agreement, (i) none of Amex, Juweel or any other shareholder of GBT Pubco and its direct and indirect equity holders, or any of their respective Affiliates, shall be deemed an Affiliate of GBT Pubco or any of its Subsidiaries, (ii) GBT Pubco and each of its Subsidiaries shall not be deemed to be an Affiliate of any of Amex, Juweel or any other shareholder of GBT Pubco and its direct and indirect equity holders, or any of their respective Affiliates, and (iii) for the avoidance of doubt, GBT Pubco and its Subsidiaries shall be deemed to be Affiliates of GBT UK and its Subsidiaries. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Amex Competitor” means, any Person that [***].

“GBT Holdco” means, with respect to periods prior to the Amendment No. 4 Effective Date, GBT III B.V., and, with respect to periods from and after the Amendment No. 4 Effective Date, GBT UK.

(b)	Section 1.01 of the Agreement is hereby amended by inserting the following new definitions in the corresponding alphabetical order:

“Amendment No. 4 Effective Date” means [DE-SPAC CLOSING DATE], 2022.

“Card Member Benefit” means any program, product, service, benefit or feature provided to or accessible by any holder of any consumer, small business or corporate/commercial credit card, charge card, prepaid product or any other payment product.

“ECA” means that certain Equity Contribution Agreement, dated as of August 11, 2021, by and among GBT JerseyCo Limited, Juweel and Expedia, Inc.

“GBT” means GBT Pubco and its Subsidiaries.

“GBT Pubco” Global Business Travel Group, Inc., a Delaware corporation.

“Opportunity Costs” means, [***].

“Supplier” means any air, hotel/lodging, rail, car or other travel provider.

“TLS Operating Agreement” has the meaning set forth in Schedule I.

“Trademark License Agreement” has the meaning set forth in Schedule I.

“Travel-Related Benefits” means travel-related benefits, products, services, features and/or assets.

(c)	Section 1.01 of the Agreement is hereby amended by deleting the defined term “Investor Entities” in its entirety.

(d)	Schedule A attached hereto shall be inserted as Schedule V to the Agreement.

(e)	Exhibit 1 to the Agreement shall be amended and restated by Schedule B attached hereto.

4.	Amendment to Section 1.02. Section 1.02 of the Agreement is hereby amended and restated in its entirety as follows:

“Construction. As used herein, (a) all references to the plural number shall include the singular number (and vice versa); (b) all references to the masculine gender shall include the feminine gender (and vice versa); (c) the words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense; (d) all references to “herein” or like words shall refer to this Agreement; (e) all references to an agreement shall be deemed to be a reference to such agreement, as amended, restated, modified and supplemented; (f) any references to performance of any obligations by GBT Holdco in regards to Existing GBT Obligations, Amended GBT Obligations, or New GBT Obligations shall be deemed to be references to GBT Holdco itself performing, or causing its Affiliates to perform, as applicable, any such obligation; (g) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “ if” and (h) the word “or” is used in the inclusive sense of “ and/or”. Section headings are for convenience only and are not to be construed as part of this Agreement. Unless the context of this Agreement requires otherwise, “will” and “will not” are expressions of command, not merely expressions of future intent or expectation.”

5.	Amendment to Section 2.01. Section 2.01 of the Agreement is hereby amended and restated in its entirety as follows:

“Existing GBT Obligations. GBT shall continue to perform all of the obligations set forth on Exhibit 1 hereto (collectively, the “Existing GBT Obligations”). Notwithstanding anything in this Agreement or otherwise to the contrary, any payment due to GBT Holdco or any of its Affiliates from Amex or any of its Affiliates in connection with such Existing GBT Obligations (pursuant to Section 2.02(d)-(f) of this Agreement and Section 1 of the [***] Letter Agreement) shall be paid promptly following the end of the calendar year to which such payment relates, whether or not any associated [***] have been met. The Existing GBT Obligations shall continue in effect in accordance with their applicable terms, and GBT shall continue to perform the Existing GBT Obligations, until each such obligation is terminated, expires or is amended in accordance with Section 2.02(a) (in which case, any such amended obligation shall cease to be an Existing GBT Obligation and be deemed an “Amended GBT Obligation”).

6.	Amendment to the Second Amendment. Section 3 of the Second Amendment to the Agreement is hereby amended and restated as follows:

“The [***] Obligations shall be subject to the provisions of the CS Agreement, other than Section 2.05 of the CS Agreement.”

7.	Amendments to Section 2.02.

(a)	Section 2.02(a) of the Agreement is hereby amended and restated in its entirety as follows:

“In the event that Amex, in its sole discretion, at any time and from time to time, proposes to renew, extend, amend, modify or otherwise supplement any Existing GBT Obligation, in whole or in part, upon Amex’s request, Amex and GBT Holdco shall discuss GBT’s participation in any such renewal, extension, amendment, modification or supplement in good faith and GBT Holdco shall use commercially reasonable efforts to participate in such renewal, extension, amendment, modification or other supplement; provided, that GBT’s participation in such renewal, extension, amendment, modification or other supplement shall be subject to Amex’s and GBT Holdco’s mutual agreement on commercially reasonable terms for GBT’s participation, which shall include mutually agreed upon [***] (collectively, the “Amended GBT Obligations”); provided, further, that, if Amex and GBT Holdco are not able to mutually agree on such commercially reasonable terms for GBT’s participation in such amendment, modification or other supplement, GBT shall not be required to participate in such amendment, modification or other supplement; provided, further, that, for the avoidance of doubt, such failure to agree to commercially reasonable terms for GBT’s participation in any such amendment, modification or other supplement shall not affect GBT Holdco’s or its Affiliates’ obligation to perform any Existing GBT Obligation, Amended GBT Obligation or New GBT Obligation otherwise in effect at such time in accordance with its terms. Notwithstanding anything in this Agreement or otherwise to the contrary, the sole compensation payable by Amex or any of its Affiliates to GBT Holdco or any of its Affiliates in connection with GBT Holdco’s or its Affiliates’ performance of any Amended GBT Obligation shall consist of the associated Opportunity Costs, which shall be paid by Amex to GBT Holdco promptly following the end of the applicable year (or other mutually agreed upon period) upon receipt of a report from GBT Holdco reasonably acceptable to Amex [***]. GBT will not receive any other compensation from Amex in connection with such Amended GBT Obligations beyond the Opportunity Costs for such Amended GBT Obligations. If the Parties come to mutual agreement on commercially reasonable terms for GBT’s participation in any renewal, extension, amendment, modification or other supplement to any Existing GBT Obligation as provided for above, the Parties shall promptly execute documentation setting forth, and GBT Holdco shall perform or cause to be performed, any such Amended GBT Obligation. For the avoidance of doubt, nothing in this Agreement will (i) impact Amex’s rights to renew, extend, amend, modify, supplement, renew or extend any Co-Brand Agreement, or (ii) obligate GBT to participate in any renewal, extension, amendment, modification or supplement of any Existing GBT Obligation.”

(b)	Subsection (b) of Section 2.02 of the Agreement is hereby amended and restated in its entirety as follows:

“Intentionally omitted.”

(c)	The following sentence in subsection (d) of Section 2.02 of the Agreement is hereby deleted in its entirety.

“The Amended [***] Obligation Price for each calendar year shall be paid by Amex to GBT Holdco in advance no later than January 31 of the applicable calendar year (by way of illustration, the payment for calendar year 2016 will be due and payable by January 31, 2016); provided, that, notwithstanding the foregoing, payment of the amount due for calendar year 2015 will be due and payable no later than 30 days after the execution of the First Amendment to this Agreement.”

8.	Amendments to Section 2.03. Section 2.03 of the Agreement is hereby amended and restated in its entirety as follows:

“New GBT Obligations. GBT Holdco shall designate a C-level officer to assist Amex in evaluating travel-related proposals to the then-current Co-Brand Partners, other co-branded card program partners or prospective co-branded card program partners. Subject to Article V and Applicable Law, Amex shall provide such officer with commercially reasonable access to material information regarding responses to requests for proposals and any material negotiations concerning existing or potential Co-Brand Agreements that shall be renewed beyond any current renewal terms set forth therein and potential Future Co-Brand Agreements. The Parties agree that Amex shall retain the primary negotiating position with such Co-Brand Partners, other co-branded card program partners and prospective co-branded card program partners, and Amex shall retain the sole responsibility for conducting negotiations and committing Amex to new, amended or existing Co-Brand Agreements and Future Co-Brand Agreements. Subject to Section 6.04, upon Amex’s request, Amex and GBT Holdco shall discuss GBT’s participation in any such Future Co-Brand Agreement in good faith and GBT Holdco shall use commercially reasonable efforts to participate in such Future Co-Brand Agreement; provided, that GBT’s participation in such Future Co-Brand Agreement shall be subject to Amex’s and GBT Holdco’s mutual agreement on commercially reasonable terms for GBT’s participation, which shall include mutually agreed upon [***] (collectively, “New GBT Obligations”); provided, further, that, if Amex and GBT Holdco are not able to mutually agree on such commercially reasonable terms for GBT’s participation in such Future Co-Brand Agreement, GBT shall not be required to participate in such Future Co-Brand Agreement; provided, further, that, for the avoidance of doubt, such failure to agree to commercially reasonable terms for GBT’s participation in any such Future Co-Brand Agreement shall not affect GBT Holdco’s or its Affiliates’ obligation to perform any Existing GBT Obligation, Amended GBT Obligation or New GBT Obligations otherwise in effect at such time in accordance with its terms. Notwithstanding anything in this Agreement or otherwise to the contrary, the sole compensation payable by Amex or any of its Affiliates to GBT Holdco or any of its Affiliates in connection with GBT Holdco’s or its Affiliates’ performance of any New GBT Obligation shall consist of the associated Opportunity Costs, which shall be paid by Amex to GBT Holdco promptly following the end of the applicable year (or other mutually agreed upon period) upon receipt of a report from GBT Holdco reasonably acceptable to Amex [***]. GBT will not receive any other compensation from Amex in connection with such New GBT Obligations beyond the Opportunity Costs for such New GBT Obligations. If the Parties come to mutual agreement on commercially reasonable terms for GBT’s participation in any Future Co-Brand Agreement as provided for above, the Parties shall promptly execute documentation setting forth, and GBT Holdco shall perform or cause to be performed, any such New GBT Obligations. For the avoidance of doubt, nothing in this Agreement will (i) impact Amex’s rights to enter into any Future Co-Brand Agreement, or (ii) obligate GBT to agree to perform any New GBT Obligations.”

9.	Other Amendments to Article II.

(a)	Article II of the Agreement is hereby amended by inserting a new Section 2.09 immediately following Section 2.08 therein, as follows:

“SECTION 2.09. Travel Volume. The Parties agree that, at Amex’s request, the travel volume associated with any Person or business acquired by GBT Holdco or any GBT Holdco Affiliate (including travel volume acquired by GBT Holdco and its Affiliates in connection with the consummation of the transactions contemplated by the ECA) shall be included in GBT Holdco’s and its Affiliates’ travel volume for purposes of any Co-Brand Agreement or Future Co-Brand Agreement (including any renewal or extension thereof or amendment, modification or supplement thereto); provided, that (i) the Supplier party to any such Co-Brand Agreement or Future Co-Brand Agreement consents and (ii) the Parties mutually agree to commercially reasonable terms with respect thereto, which may include an appropriate adjustment to [***].”

(b)	Article II of the Agreement is hereby amended by inserting a new Section 2.10 immediately following Section 2.09, as follows:

“SECTION 2.10. Restrictions on Certain Activities by GBT Holdco.

(a) Neither GBT Holdco nor any GBT Holdco Affiliate shall, directly or indirectly (including in combination with business travel offerings or on the basis of a Person’s status as a Client of GBT Holdco or its Affiliates or as an employee of any Client of GBT Holdco or its Affiliates): (i) offer, promote, market or provide any “scorecard” or Travel-Related Benefits to or through any Amex Competitor, third-party travel agency or any other third party, in each case as a Card Member Benefit, or (ii) permit any consumer travel agency or any Affiliate thereof (other than the TLS Business) to use GBT’s travel volume as a means of obtaining any “scorecard” or Travel-Related Benefit for purposes of providing such Travel-Related Benefit to or through any Amex Competitor, third-party travel agency or any other third party as a Card Member Benefit. Notwithstanding the foregoing, GBT may continue to operate the GBT loyalty business acquired from HRG to provide call center services and book and fulfill travel requests using basic content; provided that GBT shall not use the Amex Licensed Marks (as defined in the Trademark License Agreement) in connection with such loyalty business or provide such services to an Amex Competitor listed on Schedule J to the Trademark License Agreement (as such Schedule J may be updated from time to time in accordance with its terms) as a Card Member Benefit.

(b) If GBT Holdco or any GBT Holdco Affiliate negotiates and/or enters into any agreement with any travel Supplier or global distribution system on behalf of a consumer travel agency (or any of such consumer travel agency’s Affiliates), including any Affiliate of GBT Holdco, for purposes of obtaining rates and/or Travel-Related Benefits for the benefit of such consumer travel agency or any of its Affiliates, GBT shall also provide such products, services or Travel-Related Benefits or rates of such products, services or Travel-Related Benefits to the TLS Business on terms no less favorable to the TLS Business than those provided to any consumer travel agency.

(c)	If so requested by Amex (which request may be made at any time, and from time to time) in connection with promotional programs in which Amex may engage with one or more of GBT Holdco's or its Affiliates’ travel service Suppliers with which Amex has a relationship unrelated to the business of GBT Holdco and its Affiliates, GBT Holdco shall, and shall cause its Affiliates to, use commercially reasonable efforts to encourage GBT Holdco’s and its Affiliates’ Clients to accord relative preference to such Supplier as compared to alternative Suppliers, but only to the extent such request will not conflict with GBT’s Supplier strategy as determined by GBT in its sole discretion.

(d)	This Section 2.10 shall terminate only as follows:

(i)             By mutual agreement of the Parties in writing,

(ii)            By Amex in its sole discretion,

(iii)           In the event that the Trademark License Agreement expires pursuant to its terms or is terminated pursuant to Sections 8.4(a)(iii), 8.4(a)(v), 8.4(a)(vi), 8.4(a)(vii), 8.4(a)(viii) or 8.6 thereof concurrently with such expiration or termination of the Trademark License Agreement,

(iv)           In the event that the Trademark License Agreement is terminated pursuant to Sections 8.4(a)(i), 8.4(a)(ii), 8.4(a)(iv), 8.4(a)(ix) or 8.4(a)(x) thereof, at Amex’s sole discretion (x) on the effective date of the expiration or termination of the Trademark License Agreement or (y) upon the earlier of: (A) the date that is one (1) year from the effective date of termination of the Trademark License Agreement or (B) the last day of the Initial Term or the then-current Renewal Term of the Trademark License Agreement, if applicable, without giving effect to any earlier termination,

(v)            Absent any termination as set forth in the foregoing clauses (i), (ii), (iii) or (iv), upon the expiration or earlier termination of the Trademark License Agreement.”

10.	Amendments to Section 3.02. The lead-in to Section 3.02 of the Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything in this Agreement to the contrary, this Section 3.02 is limited to those Co-Brand Partners supported by the Existing GBT Obligations, Amended GBT Obligations, and New GBT Obligations. GBT Holdco agrees that it shall not, and shall cause its Affiliates to not, take any action that would reasonably be expected to adversely affect Amex’s ability of fulfill any of its obligations to any Co-Brand Partner supported by an Existing GBT Obligation, Amended GBT Obligation or New GBT Obligation, or otherwise adversely affect or conflict with Amex’s relationships with such Co-Brand Partner; provided, however, that if GBT complies with the Existing GBT Obligations, Amended GBT Obligations and New GBT Obligations hereunder, this Section 3.02 shall not be construed to limit or restrain GBT’s ability to appropriately manage its Supplier relationships. As to any Co-Brand Partner supported by an Existing GBT Obligation, Amended GBT Obligation or New GBT Obligation, GBT shall, without Amex’s prior written consent, refrain from the following actions:”

11.	Amendments to Section 3.03. Section 3.03 of the Agreement is hereby amended and restated in its entirety as follows:

“Each Party shall maintain complete and detailed financial, administrative and other books and records relating to this Agreement until the later of (a) one (1) year following the expiration or termination of this Agreement and (b) the period of continuing performance under Section 2.07; provided, that GBT Holdco and its Affiliates shall maintain complete and detailed financial, administrative and other books and records relating to its obligations under Section 2.10 for one (1) year following the later of (A) the expiration or termination of Section 2.10 as provided for in Section 2.10(d)(iii)-(vi) or (B) the last expiration of any Existing GBT Obligations, Amended GBT Obligations or New GBT Obligations executed in writing by the parties prior to the termination of this Agreement.”

12.	Amendments to Section 6.01. Section 6.01 of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Unless earlier terminated pursuant to paragraph (b) below, Section 6.02, Section 6.03 or Section 9.10, this Agreement shall terminate on the later of (i) the eleventh (11th) anniversary of the Amendment No. 4 Effective Date (the “Initial Term”) or (ii) the end of the Renewal Term (if any). From and after the eighth (8th) anniversary of the Amendment No. 4 Effective Date, the Parties shall cooperate in good faith to reach a mutually agreed determination of (x) whether to extend the term of this Agreement beyond the Initial Term, and if so, (y) the period during which this Agreement shall continue beyond the Initial Term (the “Renewal Term”). If the Parties are unable to mutually agree upon either of the foregoing clauses (x) or (y) prior to the tenth (10th) anniversary of the Amendment No. 4 Effective Date, this Agreement shall terminate at the end of the Initial Term, unless earlier terminated in accordance with the provisions set forth herein.

(b) If not earlier terminated pursuant to paragraph (a) above, this Agreement shall automatically terminate in the event that the Trademark License Agreement is terminated pursuant to (x) Section 8.4(a)(i), Section 8.4(a)(ii), Section 8.4(a)(iv), Section 8.4(a)(ix) or Section 8.4(a)(x) thereof, Amex may, in its sole discretion, either terminate each Existing GBT Obligation, Amended GBT Obligation or New GBT Obligation upon the effective date of termination of the Trademark License Agreement pursuant to Section 8.4(a)(i), Section 8.4(a)(ii), Section 8.4(a)(iv), Section 8.4(a)(ix) or 8.4(a)(x), or all each Existing GBT Obligation, Amended GBT Obligation or New GBT Obligation to continue until termination or expiration of each such obligation in accordance with its respective terms. From and after the effective date of termination of the Trademark License Agreement, GBT Holdco shall not have any obligation to participate in any renewal or extension of any Co-Brand Agreement pursuant to Section 2.02 or any Future Co-Brand Agreement pursuant to Section 2.03.”

13.	Amendments to Section 6.04. Section 6.04 of the Agreement is hereby amended and restated in its entirety as follows:

“The following provisions of this Agreement shall survive the termination of this Agreement: Section 1.01, Section 1.02, Section 2.04, Section 2.06, Section 2.07, to the extent provided for under Section 2.10(e), Section 2.10, Section 3.03, Section 3.04, Article V, Section 6.04, Article VIII, and Article IX.”

14.	Amendments to Section 8.03. Section 8.03 of the Agreement is hereby amended by inserting a new clause (c) as follows:

“(c) Notwithstanding anything else in this Agreement to the contrary, including Section 8.03(a), neither this Section 8.03 nor any other provision of this Agreement shall limit or otherwise affect payment of the Liquidated Damages Payment (as defined in the Trademark License Agreement) by GBT Holdco or its designated Affiliate as and when payable in accordance with the Trademark License Agreement.”

15.	Amendments to Section 9.03.

(a)	The notices information provided for “Amex” in Section 9.03 of the Agreement is hereby amended and restated in its entirety as follows:

“American Express Travel Related Services Company, Inc.

American Express Tower

World Financial Center

New York, New York 10285-3500

Attn: President, Global Commercial Services

With an informational copy to:

General Counsel’s Office

American Express Travel Related Services Company, Inc.

American Express Tower

World Financial Center

New York, New York 10285-4900

Attn: Managing Counsel – Global Commercial Services”

(b)	The notices information provided for “GBT Holdco” in Section 9.03 of the Agreement is hereby amended and restated in its entirety as follows:

“GBT Travel Services UK Limited

c/o GBT US LLC

666 3rd Avenue

Fourth Floor

New York, New York 10172

Attention: General Counsel’s Office”

(c)	The notices information provided for, and the obligation to provide an informational copy of any notice to, “Juweel Investors Limited” shall be deleted in its entirety.

16.	Amendments to Section 9.04.

(a)	Section 9.04(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Without limitation to either Party’s right to seek equitable relief pursuant to Section 9.04(f), and other than with respect to any Disputes arising out of or related to any Existing GBT Obligation or Section 2.10, which, in each case, need not be subject to the procedures set forth in Schedule V, the Parties agree that Schedule V shall apply to the resolution of any and all disputes, claims or controversies arising out of or related to this Agreement, including any Claims under any Applicable Law (“Disputes”). Any Disputes that remain unresolved following completion of the escalation process in Schedule V shall be submitted to mediation. If a Dispute is not resolved through mediation within forty-five (45) days from such submission, it shall be submitted for binding arbitration upon the demand of either Party. Any mediation and/or arbitration shall take place in the State of New York, New York County, and shall be administered by, and pursuant to the rules of, the American Arbitration Association or JAMS, upon the election of the Party asserting the Dispute. In the event of any inconsistency between this Section 9.04 and any rule of the arbitration organization, this Section 9.04 will control. Except as otherwise provided for herein, neither Party will have the right to litigate Disputes.”

(b)	Section 9.04(f) of the Agreement is hereby amended and restated in its entirety as follows:

“Subject to Section 9.05, either Party shall have the right to seek equitable relief (i) in arbitration to enforce the status quo, and (ii) in a court to enforce the confidentiality provisions set forth in Article V (clauses (i) and (ii), the “Specified Circumstances”). In the Specified Circumstances, (a) the Parties shall be entitled to seek appropriate equitable relief in addition to whatever remedies they might have at Law (without being required to post a bond or other security, which requirements the Parties agree to waive) and (b) each of the Parties hereby waives any defense in any action for equitable relief that a remedy at Law would be adequate. For the avoidance of doubt, nothing in this Section 9.04 shall prevent either Party from seeking an injunction against the unauthorized use or disclosure of that Party’s or its Affiliates’ Intellectual Property or Confidential Information in accordance with Article V. Notwithstanding anything herein or otherwise to the contrary, nothing in this Agreement shall limit or otherwise affect Amex’s rights and remedies set forth in the Trademark License Agreement or to the extent provided for under the Trademark License Agreement.”

17.	Amendments to Section 9.11. Section 9.11 of the Agreement is hereby amended and restated in its entirety as follows:

(a)	“Subject to Section 9.11(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party and any such attempted assignment shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(b)	Either Party may assign this Agreement or its rights or obligations hereunder or delegate the performance of its obligations hereunder to any of its Affiliates to perform the obligations upon written notice to the other Party, provided, however, that (i) such assignment shall not in any manner limit or affect assignor’s obligations hereunder; (ii) such assignment shall be valid only for so long as such assignee remains an Affiliate of the assigning Party; and (iii) such assignee may not assign the rights or obligations hereunder to any other party. Notwithstanding the foregoing, in no event may GBT Holdco assign any of its rights or obligations or delegate the performance of its obligations hereunder to any Affiliate that is an Amex Competitor, as that term is defined herein or in any Related Agreement. In the event that any Affiliate of GBT Holdco becomes the primary operating company through which the business of GBT Holdco and its Affiliates is conducted, including as a result of any reorganization or restructuring of GBT Holdco and its Affiliates, GBT Holdco shall, in each such case, ensure that proper provision shall be made so that any such successor Person, shall expressly assume the obligations of GBT Holdco under this Agreement.”

18.	Amendments to Schedule I.

(a)	The description of the “Travel & Lifestyle Services Operating Agreement” in the first bullet in Schedule I to the Agreement is hereby amended and restated as follows:

“The Travel & Lifestyle Services Operating Agreement, dated as of June 30, 2014, by and between American Express Travel Related Services Company, Inc., a corporation organized under the laws of the State of New York, and GBT Travel Services UK Limited, a private limited company organized under the laws of the United Kingdom (as amended, the “TLS Operating Agreement”).”

(b)	The description of the “Global Corporate Payments Operating Agreement” in the second bullet in Schedule I to the Agreement is hereby amended and restated as follows:

“The Global Commercial Services Operating Agreement, dated as of June 30, 2014, by and between American Express Travel Related Services Company, Inc., a corporation organized under the laws of the State of New York, and GBT Travel Services UK Limited, a private limited company organized under the laws of the United Kingdom (as amended, the “GCS Operating Agreement”).”

(c)	The description of the “Trademark License Agreement” in the third bullet in Schedule I to the Agreement is hereby amended and restated as follows:

“Amended & Restated Trademark License Agreement by and among Amex, GBT UK, and (i) solely for the purposes of Section 1.2 therein, GBT Jersey, (ii) solely for the purposes of Sections 1.3 and 3.1(c)(i) therein, GBT US LLC, (iii) solely for the purposes of Section 1.2, Section 2.1(c)(i) and Section 13.4 therein, GBT Pubco, and (iv) solely for the purposes of Section 1.3 therein, GBT III B.V., dated as of [DE-SPAC CLOSING DATE] (the “Trademark License Agreement”).”

19.	Amendments to [***] Letter Agreement. The [***] Letter Agreement is hereby amended as follows:

(a)	Amendments to Preamble.

(i)	The first roman letter in the preamble to the [***] Letter Agreement is hereby amended and restated as follows:

“(i) the Marketing Agreement, effective as of [***] (as amended by the first and second amendments thereto, the “[***] Marketing Agreement”), entered by and between GBT Travel Services UK Limited (“GBT”) (as successor in interest to American Express Travel Related Services Company, Inc. (“TRS” and, together with GBT, the “Parties”)) and [***], Inc., formerly known as “[***] Corporation” (“[***]”);”

(ii)	The second paragraph of the preamble to the [***] Letter Agreement is hereby amended and restated as follows:

“This letter agreement (this “Letter Agreement”), effective as of April 1, 2017, confirms the understanding and agreement between TRS and GBT (on behalf of itself and its controlled affiliates) regarding marketing support and other obligations to be provided or performed by GBT through its affiliates on the terms and conditions set forth in the [***] Agreements and this Letter Agreement in furtherance of the [***] Co-Brand Agreements.”

(b)	Amendment to Section 1. Section 1 of the [***] Letter Agreement is hereby amended and restated as follows:

“[***]. In consideration of all of the obligations to be performed or waivers agreed by GBT or its affiliates (other than joint venture affiliates) under the [***] Agreements and this Letter Agreement in support of the [***] Co-Brand Agreements, TRS shall pay GBT (subject to Sections 2(ii) and 3 below) [***] U.S. dollars [***] (the “[***]”), commencing in calendar year 2017, during the term of the Second Amendment.”

(c)	Amendment to Section 2. Section 2(iii) of the [***] Letter Agreement is hereby amended and restated as follows:

“GBT will ensure that the achievement of the applicable annual [***] is included in the annual performance goals of the relevant employees of GBT and its affiliates who are involved in overseeing or executing such commitments. If requested by TRS, GBT or any of its affiliates, as applicable, will establish an incentive bonus plan relating to the achievement of [***] specified by TRS for some or all of such employees, which incentive bonus plan will be in form and substance reasonably acceptable to TRS and GBT, will be subject to the approval of the Compensation Committee of the Board of Directors of Global Business Travel Group, Inc. and will be funded solely by TRS and administered by GBT and its affiliates, as applicable.”

(d)	Amendment to Section 3. The proviso in Section 3 of the [***] Letter Agreement is hereby amended and restated in its entirety as follows:

“provided that the Parties’ respective obligations with respect to payments hereunder shall survive any such termination and, with respect to any partial calendar year in which such termination occurs prior to the end of such year, the [***], if any, agreed by GBT and TRS, and such other reasonable and appropriate adjustment, if any, that the Parties agree in good faith (and to the extent that the Parties cannot agree on the [***], then the CEO of American Express Company and the Chairman of Global Business Travel Group, Inc. shall promptly meet to discuss and agree on the applicable [***]).”

20.	Defined Terms. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

21.           Miscellaneous. The provisions set forth in Sections 1.02, 9.02-9.07, 9.11 and 9.13 and Schedule V (in each case, as amended hereby, to the extent applicable) of the Agreement shall be incorporated herein by reference and shall apply to this Amendment mutatis mutandis. Except as expressly set forth herein: (i) the Agreement remains unmodified and in full force and effect and (ii) this Amendment shall not be deemed to extend or modify any date or deadline set forth in the Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Amendment No. 4 Effective Date by their respective officers thereunto duly authorized.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.:

By:
Name:
Title:

GBT III B.V.:

By:
Name:
Title:

GBT TRAVEL SERVICES UK LIMITED:

By:
Name:
Title:

SCHEDULE A

Schedule V - Dispute Resolution

1.1           General. The dispute resolution provisions set forth in this Schedule V shall apply to any Dispute, except as set forth in Section 9.04(a) of the Agreement.

1.2           Dispute Notice. Both Parties shall use best efforts to resolve each Dispute at the working level, in consultation with employees of each Party whose day to day duties involve the issue in the Dispute, including local employees of such Party, if appropriate. If these efforts do not result in a final agreement with respect to such Dispute within thirty (30) days, or such longer period as the Parties may agree, the Party alleging a Dispute shall give written notice to the other Party and the Executive Partnership Forum (as defined in the GCS Operating Agreement) identifying the Dispute and invoking the escalation process set forth in Section 1.3 of this Schedule V (a “Dispute Notice”). The Dispute Notice shall be detailed enough to give the receiving Party and the Executive Partnership Forum adequate information regarding: the substance of the Dispute, key areas of disagreement and any applicable time sensitivities associated with resolving the Dispute.

1.3           Escalation.

(a)            Upon receipt of the Dispute Notice, the members of the Executive Partnership Forum shall use all reasonable efforts to settle the Dispute by negotiating in good faith. Members of the Executive Partnership Forum may consult with third parties, including subject matter experts from each Party with knowledge of the issues identified in the Dispute Notice and counsel and such other advisors as such members may determine in their sole discretion. The Executive Partnership Forum shall schedule a meeting to discuss the outstanding Dispute as soon as possible following such notice, and shall use all reasonable efforts to hold such meeting within fifteen (15) days following the date the Dispute Notice is received.

The deadline for the Executive Partnership Forum to resolve the Dispute (the “Escalation Deadline”) shall be thirty (30) days following the date the Dispute Notice was received; provided that if the Dispute is not resolved and the Parties mutually agree that discussions should be continued they may agree in writing to one or more extensions of the Escalation Deadline, provided that the Escalation Deadline shall be no later than ninety (90) days following the date on which the Dispute Notice was delivered. If the Dispute is not resolved by the Escalation Deadline, as may be extended, the Dispute shall be referred to the Chief Executive Officer of Amex and the Chief Executive Officer of GBT Pubco Such senior executives shall negotiate in good faith to settle such Dispute. The deadline for the senior executives to resolve the Dispute (the “CEO Deadline”) shall be thirty (30) days following the date the Dispute Notice was received; provided that if the Dispute is not resolved and the Parties mutually agree that discussions should be continued they may agree in writing to one or more extensions of the CEO Deadline; provided that the CEO Deadline shall be no later than ninety (90) days following the Escalation Deadline, as may be extended. If the Dispute is not resolved by the CEO Deadline, as may be extended, then either Party shall be permitted to pursue mediation and otherwise attempt to seek resolution of the Dispute in accordance with Section 9.04 of the Agreement. Each Party shall bear its own costs in connection with the dispute resolution process described in this Schedule V.